Exhibit 99.1
Krystal Biotech Appoints Catherine Mazzacco
to Board of Directors

March 6, 2023
PITTSBURGH, March 6, 2023 (GLOBE NEWSWIRE) – Krystal Biotech, Inc. (the “Company”) (NASDAQ: KRYS) a biotechnology company focused on developing and commercializing genetic medicines for patients with rare diseases, today announced the appointment of Catherine Mazzacco to its Board of Directors.
“I am pleased to welcome Catherine to our Board of Directors at this crucial next stage of Krystal’s evolution,” said Krish S. Krishnan, Chairman and Chief Executive Officer of Krystal Biotech, Inc. “As a seasoned executive with extensive valuable pharmaceutical and biotechnology industry experience, I look forward to Catherine’s involvement and assistance in guiding our strategic objectives.”
“After watching the strong execution of Krystal over the past years, I am excited to join the Company’s Board of Directors at this pivotal stage for the Company,” said Ms. Mazzacco. “I look forward to working with the other board members and the leadership team to continue Krystal’s commercialization preparedness while advancing the rest of the pipeline and transform lives with treatments in genetic rare diseases.”
Ms. Mazzacco was Chief Executive Officer and President of LEO Pharma, a privately owned global pharmaceutical company. Prior to this role, Ms. Mazzacco was Senior Vice President, Global Commercial Operations, Life Sciences Division at GE HealthCare. Before joining GE HealthCare, Ms. Mazzacco spent over 25 years at Abbott Laboratories (NYSE: ABT) holding global senior operational and strategic leadership roles, including, most recently, Vice President, Global Commercial Operations, Abbott Vision Division. Ms. Mazzacco is a Member of the Supervisory Board and Remuneration & Nomination Committee of Servier, a privately owned global pharmaceutical company. Ms. Mazzacco holds a BSE, Engineering, Option Biotechnology from the University of Compiègne in France.
About Krystal Biotech, Inc.
Krystal Biotech, Inc. (NASDAQ: KRYS) is a biotechnology company focused on developing and commercializing genetic medicines for patients with rare diseases. The Company’s wide-ranging pipeline is based on its proprietary redosable HSV vector. Headquartered in Pittsburgh, Pennsylvania, the Company is led by an experienced management team, is fully-integrated and has core capabilities in viral vector design, vector optimization, gene therapy manufacturing and commercialization. For more information, please visit http://www.krystalbio.com, and follow @KrystalBiotech on LinkedIn and Twitter.

CONTACT:
Investors and Media
Meg Dodge
Krystal Biotech
mdodge@krystalbio.com